EXHIBIT 16.1

September 7, 2012

Securities and Exchange Commission

Washington, DC  20549

Commissioners:

We have read Item 4.01 of Net Talk.com, Inc.’s Form 8-K dated September 1, 2012, and we agree with such statements insofar as they relate to our firm and the predecessor firm, Meeks International, Inc.

/s/ Thomas, Howell, Ferguson, P.A

As successor to Meeks International, Inc.